EXHIBIT 10.12
UNITED BANKSHARES, INC., UNITED BANK, INC. AND UNITED BANK
DEFERRED COMPENSATION PLAN FOR DIRECTORS
          THIS PLAN, dated                     , 2008, is made effective as of                     , 2008, is hereby established by United Bankshares, Inc. (hereinafter “UBS”) and United Bank, Inc., a West Virginia state bank, (hereinafter “United Bank (WV)”) and United Bank, a Virginia state bank, (hereinafter “United Bank (Va.)”) as an unfunded deferred compensation arrangement for those directors of UBS, United Bank (WV), United Bank (Va.) or any combination thereof, electing to defer director fees pursuant to the terms and provisions set forth herein.
          WHEREAS, UBS, United Bank (WV) and United Bank (Va.) wish to establish hereby and to set forth all of the terms and conditions of a Deferred Compensation Plan (the “Plan”) for Directors of UBS, United Bank (WV) and United Bank (Va.), or any combination thereof; and
          WHEREAS, this Plan is intended to comply with the requirements of Section 409A of the Code.
          NOW THEREFORE WITNESSETH; the parties hereto do covenant and agree to establish this Plan as follows:
ARTICLE 1.
DEFINITIONS
          1.1 Committee: Committee shall mean the Retirement Plan Committee as defined in the United Bankshares, Inc. Savings and Stock Investment Plan, as amended from time to time.
          1.2 Deferred Money Account: A bookkeeping account to which deferred fees shall be credited as a dollar amount and “Deferred Money Account” or “account” shall mean the balance posted to the record of each Participant or Beneficiary, consisting of the Participant’s Deferred fees, and adjustments as of each Valuation Date, less any payments therefrom.
          1.3 Director: Any person serving as a member of the Board of Directors of UBS, United Bank (WV), United Bank (Va.) or any combination thereof.

          1.4 Participant: A Director electing to participate in the Plan pursuant to Article 2 herein.
          1.5 Plan: United Bankshares, Inc, United Bank, Inc. and United Bank Deferred Compensation Plan for Directors as set forth herein, and as it may be amended from time to time.
          1.6 Plan Year: The calendar year, provided, however, that the first Plan Year shall commence                     , 2008 and end December 31, 2008.
          1.7 Separation from Service: “Separation from Service” means the good faith, complete expiration and termination of Director’s service, as a member of the Board of Directors or otherwise, with all of those of UBS and its Affiliates, as the case may be, with respect to which the Director serves on the Board of Directors or otherwise, for any reason. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A including, but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service, (ii) in any instance in which such Director is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance the Director shall only be considered to meet the requirements of a Separation from Service hereunder if such Director meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Plan which would otherwise apply, (iii) in any instance in which a Director is an employee and an independent contractor of UBS or any Affiliate or both the Director must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if a Director provides services both as an employee and a member of the Board of Directors of UBS or any Affiliate or both or any combination thereof, the services provided as an employee are not taken into account in determining whether the Director has had a Separation from Service as a Director under this Plan, provided that no plan in which such Director participates or has participated in his or her capacity as an employee is an Aggregated Plan.
          1.8 Valuation Date: Valuation Date shall mean each business day of the Plan Year.
ARTICLE 2.
ELIGIBILITY AND PARTICIPATION
          Any Director may elect to become a Participant under this Plan by written notice to UBS, United Bank (WV) or United Bank (Va.), as the case may be, to be made on such form or forms as shall be required by UBS, United Bank (WV) or United Bank (Va.), as the case may be, from time to time. In addition, with respect to the first year in which a Director becomes a Director and thereby becomes eligible to participate in the Plan, the Participant shall only be considered as meeting the requirements for ‘Initial Eligibility’ hereunder, if, in any instance in which such Participant is participating or has at any time participated in this Plan or any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Plan and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as the “Aggregated Plans”), (i) he or she has been paid all amounts deferred under this Plan and he or she has been paid all amounts deferred under any and all such Aggregated Plans, if any, and (ii) on and before the date of the last payment to such Participant under this Plan and any and all of the Aggregated Plans, if any, as the case may be, such Participant was not eligible to continue (or to elect to continue) to participate in the Plan or any of the Aggregated Plans, if any, for periods after such last payment (other than through an election of a different time and form of payment with respect to the amounts paid,) or (iii) such Participant ceased being eligible to participate (other than the accrual of earnings), in all of the following plans in which Participant has participated: (1) this Plan and (2) any of the Aggregated Plans, if any, regardless of whether all amounts deferred under this Plan and any of the Aggregated Plans, if any in which Participant has participated, as the case may be, have been paid, and such Participant subsequently becomes eligible to participate in this Plan, and the Participant has not been eligible to participate (other than the accrual of earnings) in this Plan or any such Aggregated Plan at any time during the 24-month period ending on the date the Participant becomes eligible to participate in this Plan.

ARTICLE 3.
DEFERRAL ELECTIONS
          3.1 Deferral of Fees. (a) For the initial Plan Year, provided the applicable requirements for ‘Initial Eligibility’ of Article 2 are met, any Participant may defer all or any portion of his or her fees as a Director for services performed subsequent to the date the election becomes irrevocable if said election is made within thirty (30) days after the Plan is effective. An initial election by an individual who becomes a Director after the Plan is effective, provided the applicable requirements for ‘Initial Eligibility’ of Article 2 are met, may defer all or any portion of his or her fees as a Director for services performed subsequent to the date such election becomes irrevocable if said election is made within thirty (30) days after the individual becomes a Director. Any election made after the thirty (30) day period specified in the preceding sentences and any election made within such period by a Director who does not meet the requirements for ‘Initial Eligibility’ of Article 2 shall not be effective until the Plan Year following the date of said election. The election to defer shall be irrevocable as of the date received by UBS, United Bank (WV) or United Bank (Va.), as the case may be, as to the deferred fees for the particular Plan Year as described above and shall continue in effect for subsequent Plan Years unless and until suspended or changed in the manner set forth in Section 3.1 (b) below.
          (b) Any Participant may change the amount of, or suspend, future deferrals with respect to fees earned for Plan Years commencing after the date of receipt by UBS, United Bank (WV) or United Bank (Va.), as the case may be, of the written notice of change or suspension as he or she may specify by written notice to UBS, United Bank (WV) or United Bank (Va.), as the case may be. Any such notice of change or suspension shall be irrevocable as of the date received by UBS, United Bank (WV) or United Bank (Va.), as the case may be, as to the deferred fees for the Plan Year commencing after the date of receipt by UBS, United Bank (WV) or United Bank (Va.), as the case may be, of such written notice of change or suspension and shall continue in effect for subsequent Plan Years unless and until further changed, suspended or reinstated through a new election or new notice of change or suspension, as the case may be, in the manner set forth hereunder. Following any such suspension, a Director may make a new election to again become a Participant; provided, however, no Participant may file such new election with UBS, United Bank (WV) or United Bank (Va.), as the case may be, [which new election shall be irrevocable as of the date received by UBS, United Bank (WV) or United Bank (Va.), as the case may be, as to the deferred fees for the Plan Year commencing after the date of receipt by UBS, United Bank (WV) or United Bank (Va.), as the case may be, of such new election and which shall continue in effect for subsequent Plan Years unless and until further changed or suspended in the manner set forth hereunder,] until the Plan Year after the Plan Year in which Participant filed such notice of suspension with UBS, United Bank (WV) or United Bank (Va.), as the case may be, to be effective beginning with deferral of fees in the Plan Year following the Plan Year in which such new election is received by UBS, United Bank (WV) or United Bank (Va.), as the case may be.
          3.2 Election of Method of Payment. Simultaneously with a Participant’s first election to defer fees pursuant to Section 3.1 above, a Participant may elect the method of payment, in either a single lump sum or equal monthly, quarterly or annual installments over a period of not more than five years, pursuant to Article 5. Any such election shall be irrevocable for all deferrals, if any, for all Plan Years, upon receipt by UBS, United Bank (WV) or United Bank (Va.), as the case may be, and cannot be changed even if the Participant suspends participation in the Plan pursuant to Section 3.1 and later elects to again participate. If a Participant fails to make a simultaneous election pursuant to this Section 3.2 as to the method of distribution of the balance in the Participant’s Deferred Money Account, then in such event, Participant, as of the date on which UBS, United Bank (WV) or United Bank (Va.), as the case may be, receives Participant’s first election under Section 3.1, shall be deemed to have irrevocably elected distribution in a lump sum, and the distribution of the balance in the Participant’s Deferred Money Account, on the date of distribution under Article 5, will be made in a lump sum pursuant to the provisions of Section 5.1.
ARTICLE 4.
METHOD OF DEFERRAL AND DISTRIBUTION
          4.1 Individual Accounts. (a) For each Participant electing to participate in this Plan, UBS, United Bank (WV) or United Bank (Va.), as the case may be, shall maintain a Deferred Money Account. (No account shall be maintained under this Plan, and this Plan shall not apply to, any deferral by any person under any plan or agreement, other than this Plan or prior to the date of establishment of this Plan.) This account is for accounting purposes and does not require a segregation of assets to such account, although notwithstanding the foregoing or any other provision of this Plan, UBS, United Bank (WV) and United Bank (Va.), or any one or more of them, as the case may be, may, but are not required, to establish and maintain one or more grantor trusts (individually, referred to as

“Trust”) to hold assets to be used for payment of benefits under the Plan, all provided that nothing in this Plan or in any such trust shall permit the location or transfer of any investment assets outside of the United States at any time. The assets of any trust established hereunder, with respect to benefits payable to the Participants of this Plan shall remain the assets of whichever of UBS, United Bank (WV) or United Bank (Va.), as the case may be, has contributed such assets, subject to the claims of their general creditors. Any payments by a Trust, of benefits provided to a Participant under the Plan, shall be considered payment by the UBS, United Bank (WV) or United Bank (Va.), whichever is applicable, and shall discharge UBS, United Bank (WV) or United Bank (Va.), as the case may be, from any further liability under the Plan for such payments. In the event of a conflict between the terms of any such Trust and the Plan, the terms of the Plan shall govern. As soon as practicable after the close of each Plan Year, each Participant will be furnished with a statement reflecting his or her closing balance in the account as of the last business day of the immediately preceding Plan Year and any debits or credits during such Plan Year.
          (b) Deferred fees of each Participant shall be credited as a dollar amount to the Participant’s Deferred Money Account on the date they would otherwise be payable.
          4.2. Investment Elections. Pursuant to rules adopted by the Committee, a Participant shall elect the manner in which his or her contributions under the Plan are deemed to be invested, provided that nothing in this Plan shall permit the location or transfer of any investment assets outside of the United States at any time.
          4.3. Investment Income and Allocations. Each Participant’s Deferred Money Account shall be made up of subaccounts reflecting his or her deemed investment elections. As of each Valuation Date, a Participant’s Deferred Money Account shall be adjusted to reflect payments made from the account since the preceding Valuation Date and any Deferred fees of a Participant credited to the Participant’s Deferred Money Account pursuant to Section 4.1(b) above since the preceding Valuation Date. As of each Valuation Date, a Participant’s Deferred Money Account shall also be increased or decreased to reflect a proportionate share of the net increase or net decrease of each subaccount deemed to be invested in an investment fund since the preceding Valuation Date.
          4.4. Vesting. Subject to the provisions of Article 7, a Participant shall be fully vested in the amounts reflected in the Participant’s Deferred Money Account.

ARTICLE 5.
DISTRIBUTIONS
          5.1 Distribution. (a) Payment of the balance of a Participant’s Deferred Money Account, if any, shall be made on the date which is twelve months after the date on which a Participant Separates from Service, (provided, however, that notwithstanding any other provision of this Plan, the Participant shall not be considered to have Separated from Service, and no such payment shall thereby be made to the Participant hereunder if, during such twelve month period, the Participant provides services as a Director or independent contractor to USB or any Affiliate,) (i) in a lump sum to the Participant in cash, (if Participant has not elected installment payments under Section 3.2,) or (ii) if Participant has elected an installment payment pursuant to Section 3.2, in equal monthly, quarterly or annual installments, over a period of not more than five years, then such installment payments of Participant’s balance of his or her Deferred Money Account shall commence on the date which is twelve months after the date Participant Separates from Service, (provided, however, that notwithstanding any other provision of this Plan, the Participant shall not be considered to have Separated from Service, and no such payments shall thereby commence or be made to the Participant hereunder if, during such twelve month period, the Participant provides services as a Director or independent contractor to USB or any Affiliate,) with the equal monthly, quarterly or equal annual installments to continue thereafter as so elected by Participant, all provided further that in accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Plan if it is made on a later date within the Participant’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date, provided that, in any event, the Participant is not permitted, directly or indirectly, to designate the taxable year of any payment.
          (b) If a Participant shall die before Separating from Service, or shall die after Separation from Service but before complete distribution of all payments under Section 5.1(a) above, then on Participant’s date of death, payment of the balance of his or her Deferred Money Account, if any, shall be made in a lump sum to the Participant’s beneficiary or beneficiaries, as determined in Article 6 below.

ARTICLE 6.
DESIGNATION OF BENEFICIARY
          Each Participant shall name and have the right at any time, and from time to time, to change the beneficiary or beneficiaries of his or her benefit provided for herein, which designation or change thereof shall be made on a form supplied for that purpose by, and filed with UBS, United Bank (WV) or United Bank (Va.), as the case may be. A beneficiary designation filed with UBS, United Bank (WV) or United Bank (Va.), as the case may be, and bearing the latest date of execution shall be conclusive upon all persons as the designation of the beneficiary or beneficiaries named therein.
          If more than one beneficiary has been designated without specifying the shares to each, distribution shall be made to such of the designated beneficiaries as shall be living, equally, or all to the survivor. If no beneficiary has been named by said Participant, or if the designated beneficiary has predeceased said Participant or shall die prior to the complete disbursement of such account, UBS, United Bank (WV) or United Bank (Va.), as the case may be, shall pay the unexpired portion of the benefits hereunder to the legal representative of the estate of the last survivor of the Participant and the named beneficiaries. Should no legal representative of the estate have been appointed and qualified within the same calendar year of the date of said last survivor’s death, or if, later, no later than the fifteenth day of the third month after the date of death of said last survivor, provided that, in any event, no beneficiary is permitted, directly or indirectly, to designate the taxable year of any payment, then said benefits shall be paid on the date of death of the Participant (provided that, in accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Plan if it is made on a later date within the Participant’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date, provided that, in any event, neither the Participant nor any beneficiary is permitted, directly or indirectly, to designate the taxable year of any payment) to such person or persons as would have been entitled to receive the personal property of Participant had he or she been the owner of such account or any undisposed balance thereof and had he or she died intestate and a resident of the State of West Virginia, in the same proportions (if more than one such person) as shall be provided by the statutes and laws of West Virginia relative to the distribution of intestate personal property.

          In case of any distribution to a minor or other legal incompetent person, UBS, United Bank (WV) or United Bank (Va.), as the case may be, may direct that the same be made for the benefit of such minor or other incompetent person in such of the following ways as UBS, United Bank (WV) or United Bank (Va.), as the case may be, shall determine: (1) directly to such minor or other incompetent person; (2) to the legal representative of such minor or other incompetent person; (3) to some near relative of such minor or other incompetent person to be used for the latter’s benefit; or (4) by UBS, United Bank (WV) or United Bank (Va.), as the case may be, using the same directly for the support, maintenance, or education of such minor or other incompetent person. Neither UBS, United Bank (WV) nor United Bank (Va.) shall be required to see to the application by any party of any distributions made pursuant to this paragraph.
ARTICLE 7.
RIGHTS UNSECURED
          The right of any Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of UBS, United Bank (WV) and United Bank (Va.). The deferred fees may not be encumbered, assigned, transferred or pledged by the Participant. No Participant shall have any rights in or against any cash or other assets held in his or her Deferred Money Account.
ARTICLE 8.
PAYMENT OF EXPENSES
          Costs of administration of the Plan will be paid by UBS, by United Bank (WV) and by United Bank (Va.), as the case may be.
ARTICLE 9.
NO ADDITIONAL RIGHTS
          Neither the existence of this Plan, nor the right of any Director to participate in the Plan, nor the actual participation in the Plan by a Director, shall create any right to continue as a Director for any specific length of time.

ARTICLE 10.
ADMINISTRATION OF THE PLAN
          UBS, United Bank (WV) and United Bank (Va.) shall have full discretion and authority to administer and interpret the terms of the Plan, and all such actions or interpretations shall be binding and conclusive on all persons.
ARTICLE 11.
AMENDMENT AND TERMINATION
          11.1 Amendments to the Plan. The Board of Directors of UBS may amend the Plan at any time, without the consent of the Participants or their beneficiaries or UBS, United Bank (WV) or United Bank (Va.); provided, however, that no amendment shall divest any Participant or beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment. In addition, notwithstanding the foregoing, and all subject to Section 5(c), (i) no such amendment shall be effective if it would, if effective, cause this Plan to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Section 11.1 are irrevocable.
          11.2 Termination of Plan. The Board of Directors of UBS may terminate the Plan at any time in its sole discretion. Upon termination of the Plan, distributions in respect of credits to a Participant’s Account as of the date of termination shall be made in the manner and at the time heretofore prescribed. In addition, notwithstanding any of the foregoing, upon termination, no payments shall be accelerated except in the event that the requirements of Section 5(c), and the requirements for a permissible acceleration under regulations and guidance issued from time to time by the Internal Revenue Service under Code Section 409A, are met, including but not limited to the following:
          (a) termination and liquidation of the Plan by UBS provided that

(1)	The termination and liquidation does not occur proximate to a downturn in the financial health of UBS, United Bank (WV), United Bank (Va.) or Affiliate;

(2)	UBS, United Bank (WV), United Bank (Va.) and any Affiliate of UBS, United Bank (WV) or United Bank (Va.), terminate and liquidate all agreements, methods, programs and other arrangements sponsored by UBS, United Bank (WV), United Bank (Va.) or any Affiliate that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same service provider had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated;

(3)	No payments in liquidation of the Plan are made within 12 months of the date UBS, United Bank (WV), United Bank (Va.) or Affiliate take all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate had not occurred;

(4)	All payments are made within 24 months of the date UBS, United Bank (WV), United Bank (Va.) or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)	Neither UBS, United Bank (WV), United Bank (Va.) nor any Affiliate adopts a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section §1.409A-1(c) or any similar or successor law, regulation or Internal Revenue Service guidance of like import, if the same Participant participated in both plans, at any time within three years following the date UBS, United Bank (WV), United Bank (Va.) or Affiliate takes all necessary action to irrevocably terminate and liquidate the Plan; or

          (b) termination and liquidation of the Plan in accordance with the following:
(1)	the termination and liquidation is within 12 months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts deferred under the plan are included in the participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received)—
(i)	The calendar year in which the plan termination and liquidation occurs;

(ii)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	The first calendar year in which the payment is administratively practicable.
ARTICLE 12.
MISCELLANEOUS
          12.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of UBS, United Bank (WV) or United Bank (Va.) or any one or more of them, as the case may be, and any such successor shall be deemed substituted for UBS, United Bank (WV) or United Bank (Va.), or any one or more of them, as the case may be, under the terms of this Agreement. As used in this Agreement, the term “successor” shall include any firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of UBS, United Bank (WV) or United Bank (Va.), or any one or more of them, as the case may be. UBS, Untied Bank (WV), and United Bank (Va.) will require any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of UBS, United Bank (WV) or United Bank (Va.), or any one or more of them, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that UBS, United Bank (WV), United Bank (Va.), or any one or more of them, as the case may be, would be required to perform hereunder if no such succession had taken place.

          12.2 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of West Virginia,
          12.3 Severability. In the event any provisions of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained herein.
          12.4 Gender. Any word hereunder of the male or female gender shall be understood to include both sexes.
          12.5 Headings. The headings used herein are for convenience only and shall not be used to interpret or construe any provision of this Plan.
          12.6 Counterparts. This Plan may be executed in one or more counterparts, which taken together shall constitute an original.

          IN WITNESS WHEREOF, this Plan has been executed this       day of                     , 2008, by UBS, United Bank (WV) and United Bank (Va.), each by its duly authorized officer.

UNITED BANKSHARES, INC.

By:

		Its:	President
Attest:

Secretary

UNITED BANK, INC.

By:

		Its:	President
Attest:

Secretary

UNITED BANK

By:

		Its:	President
Attest:

Secretary